RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT made this 3rd day of May, 2012 (the “Award Date”), between ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”), and ___________ (“Employee”).

1.     AWARD. The Company hereby awards and issues to Employee ____ restricted stock units (the “Units”). Each Unit represents the right to receive one share of Restricted Stock under the Company's 2002 Stock Incentive Plan (as amended from time to time, the “Plan”) subject to the terms of the Plan (including, without limitation, adjustment of the ratio of converting Units into Restricted Stock provided for in the Plan) and to the vesting requirements set forth herein.
2.     VESTING.

(a)    Vesting of the Units shall be based upon periods of service subsequent to the date of award and not on other Qualifying Performance Criteria. Units shall vest in accordance with the following schedule provided that Employee is employed by the Company on the Vesting Date:

Vesting Date	Percentage of Units Vesting	Cumulative Vesting Percentage
December 15, 2012	20%	20%
December 15, 2013	20%	40%
December 15, 2014	20%	60%
December 15, 2015	20%	80%
December 15, 2016	20%	100%

Immediately on and as of each such vesting date (or any earlier vesting date pursuant to Section 2(b) below), the Units shall be converted into shares of Restricted Stock under the Plan and the Company shall issue such shares to Employee by means of book entry and shall, upon request of the Employee, issue a certificate representing such shares and Employee shall have all rights of a shareholder of record with respect to such shares from and after such date. Employee shall have neither the right to vote nor the right to receive cash dividends or distributions nor any other rights as a shareholder with respect to the Units prior to the date of vesting.

(b)    In the event of death, Disability, Retirement or Change of Control (in each case, as defined below), all Units not otherwise vested shall immediately become vested.

(c)    As used herein the following terms have the definitions indicated:

i.    “Change of Control” has the meaning set forth in the Plan.

ii.    “Disability” means qualification for disability benefits under the Social Security disability insurance program, or if an employee is determined to be permanently disabled by the Committee in its discretion.

iii.    “Retirement” means the termination of employment, other than for reasons that constitute deliberate gross misconduct, determined in the sole discretion of the Committee, after the time that the Employee has attained 60 years of age and the sum of his attained age and his continuous full years of full time employment service with the Company is 70 (e.g., having attained the age of 60 with 10 years of employment with the Company or age 65 with 5 years of employment with the Company would qualify the employee for Retirement). For these purposes, an employee will be deemed to have a year of full time employment service with the Company if the employee would be entitled to receive credit for a year of service under a qualified pension plan in accordance with Internal Revenue Service Code §1053(b)(2)(c).

(d)    Subject to subsection (b) above, the Employee will forfeit all unvested Units and vesting of Units shall immediately terminate upon the termination of Employee's employment with the Company for any reason or no reason.

3. TERMS AND LIMITATIONS.

(a)     ISSUANCE OF UNITS. The Units shall be evidenced by this Agreement and deemed issued on the Award Date.

(b)     PLAN INCORPORATED. The terms and conditions of the Plan are incorporated herein by reference. Employee acknowledges receipt of a copy of the Plan (as amended and restated to the date hereof) and agrees that this award of Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, provided, however, that no such future amendment shall have an effect upon the vesting requirements set forth herein or impose additional vesting requirements or extend restrictions on Restricted Stock beyond the time of vesting. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

(c)    CPP PROVISIONS. Employee acknowledges that (a) the Company is a participant in the Capital Purchase Program (the “CPP”) offered by the United States Department of the Treasury and (b) the Company and its affiliates are required to meet certain executive compensation and corporate governance standards under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, including amendments pursuant to Section 7001, et. seq., of the American Recovery of Reinvestment Act of 2009 (“EESA”), as implemented by guidance or regulation thereunder that has been issued and is in effect as of the date of this Agreement or is promulgated thereafter, including without limitation 31 C.F.R. Part 30 of the Code of Federal Regulations (such guidance or regulation being hereinafter referred to as the “CPP Guidance”). Notwithstanding anything contained in this Agreement to the contrary, as of the date hereof (or on such date thereafter as it becomes necessary pursuant to the EESA or CPP Guidance), if, in the good faith determination of the Company after consultation with counsel of its choice, any statute or regulation promulgated before, on or after the date of this Agreement imposes additional requirements or restrictions on compensation which the Company may pay to Employee which conflict with the provisions of this Agreement, (i) the Company shall not be required to pay or accrue any grant, award, incentive or compensation to the extent of such restriction and this Agreement shall be deemed automatically amended to the extent of such restriction and (ii) Employee shall execute and deliver any amendments to this Agreement which the Company, in good faith after consultation with counsel of its choice, deems necessary to comply with such statute or regulation.

4.     WITHHOLDING OF TAX; SHORT-TERM DEFERRAL. To the extent that the vesting of Units or receipt of shares of Restricted Stock results in income to Employee for federal, state or local income tax purposes, Employee shall pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such income. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Employee, including the right but not the obligation to effect such withholding by offset against the shares of Restricted Stock deliverable in respect of vested Units. The Units granted under this Agreement and the benefits incident thereto constitute short-term deferrals within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

5.     SALE OR TRANSFER OF UNITS OR STOCK. Employee agrees that the Units may not be sold, transferred or otherwise disposed of in any manner prior to vesting. Employee also understands that although the issuance of grants and awards under the Plan has been registered under the Securities Act of 1933, such registration does not apply to any resale or transfer by Employee of the shares of stock resulting from vesting of units under this award and the Plan. Employee also agrees (i) that the certificates representing the Restricted Stock may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) that the Company may give related instructions to its transfer agent to stop registration of the transfer of the Restricted Stock.

6.     EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, including determination of vesting, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation (including any parent entity succeeding to the business of or control of the Company) or subsidiary corporation (as defined in Section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final and binding on all persons, including Employee.

7.    CONFIDENTIALITY; NON-SOLICITATION. In consideration for the award of Units, Employee agrees as follows:

(a)    From the Award Date continuing for a period until six months following any termination of Employee's employment with the Company (the “Restricted Period”), (i) Employee, directly or indirectly, whether alone or in association, or combination with any other Person, or as an officer, director, shareholder, member, manager, employee, agent, independent contractor, consultant, advisor, joint-venturer, partner or otherwise, and whether or not for pecuniary benefit shall not (A) solicit, take away, attempt to take away, divert, accept business from or attempt to divert any customer from the Company or its subsidiaries or (B) induce, attempt to induce or aid any person in inducing any customer to cease doing business with the Company or any of its subsidiaries or in any way interfere with the relationship between any customer and the Company or its subsidiaries and (ii) Employee shall not be employed by or act as a consultant for any person which directly, or through any of its affiliates, takes any of the actions described in the immediately preceding clause (i).

(b)    During the Restricted Period, Employee shall not (i) directly or indirectly, entice or induce, or attempt to, entice or induce, or assist any Person in which Employee is an investor, consultant or employee to entice or induce, any employee of the Company or its subsidiaries to leave such employ or (ii) directly or indirectly employ, and shall not be employed, invest in or act as a consultant for any Person who employs, any employee of the Company or its subsidiaries.

(c)    Employee shall always refrain from any direct or indirect use or disclosure (whether intentional, negligent or reckless) of any trade secret or confidential or proprietary information of the Company to any person or business, without regard to the nature of Employee's termination from the Company.

Employee acknowledges that any violation of paragraphs (a) through (c) above will cause the Company severe, immediate and irreparable harm entitling the Company to injunctive relief in addition to any other remedies that may be available at law or in equity. The parties hereto agree that to the extent that any provision or portion of this Section 4 is held to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. As used herein, the term “Company” shall include the Company, its successors, subsidiaries and affiliates. The provisions of paragraphs (a) through (c) above shall be in addition to any other noncompetition, nonsolicitation or confidentiality agreements to which Employee is subject and not supersede or override any such other agreements.

8.    COMMITTEE'S POWERS. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Units and Restricted Shares.

9.     BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries and any of their respective successors, and all persons lawfully claiming under Employee.

10.     GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

ENTERPRISE FINANCIAL SERVICES CORP

By: ________________________________________
Name: ______________________________________
Title: _______________________________________

___________________________________________
EMPLOYEE